SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 5, 2003

Date of Report
(Date of Earliest Event Reported)

L.Air Holding Inc.

(Exact Name of Registrant as Specified in its Charter)

130 King Street West, Suite 3670, Toronto, Ontario M5C 1B1, Canada

(Address of principal executive offices)

(416) 863-0101

(Registrant’s telephone number, including area code)

Superior Networks, Inc.

(Former name and former address, if changed since last report)

Nevada	000-32969	98-0339543
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Item 1.  Changes in Control

Effective February 5, 2003, Mr. Alex Goldman, a director and the President and a controlling shareholder of L.Air Holding Inc. (“L.Air”) sold 15,000,000 shares of his Common Stock of L.Air to Universal Capital Partners Corp. (“Universal”) that purchased such shares as the nominee and trustee for various purchasers who acquired such shares with their personal funds at $.003 per share.  As a result, a change in control of L.Air occurred and Univerval became a controlling stockholder.

Mr. Alex Goldman remains as the sole director and President of L.Air.

Item 5.  Other Events

On Janurary 28, 2003, L.Air filed a Certificate of Amendment to Articles of Incorporation and amended Article 2 of the Articles of Incorporation to read as follows:

"All certificates representing shares of Common Stock and Preferred Stock shall be registered in the name of the beneficial owner, or in the name of a brokerage firm, bank, trust company or other custodian that holds such shares for the account of a client.  Certificates representing shares of Common Stock or Preferred may not be registered in the name of the Depository Trust Company or any other securities clearinghouse that provides book entry transaction settlement services for member banks and broker/dealers.  All transfers of the Corporation's Common Stock and Preferred Stock shall be made in accordance with the requirements of "Certificate Only" or "Custody Only" status."

Item 7.  Exhibits

None

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 13, 2003	L.Air Holding Inc. a Nevada corporation

/s/ Alex Goldman
Alex Goldman, President